EXHIBIT 99.1

Gartner	Press Release
CONTACT:
Brian Shipman
Group Vice President, Investor Relations
+1 203 316 6537
investor.relations@gartner.com

Gartner Reports Financial Results for Fourth Quarter and Full Year 2013
Contract Value $1,423 Million, up 12% YoY FX Neutral
$800 Million Authorized For Share Repurchases
STAMFORD, Conn., February 6, 2014 — Gartner, Inc. (NYSE: IT), the leading provider of research and analysis on the global information technology industry, today reported results for fourth quarter and full year 2013 and provided its preliminary financial outlook for full year 2014. The Company also announced that its Board of Directors authorized $800 million to be utilized for share repurchases.
For fourth quarter 2013, total revenue was $520.7 million, an increase of 10% over fourth quarter 2012. Foreign exchange impact was not significant. Fourth quarter 2013 net income was $61.4 million, an increase of 4% over fourth quarter 2012. The effective tax rate was 29.0% in fourth quarter 2013 compared to 24.5% in fourth quarter 2012. Normalized EBITDA was $105.5 million for fourth quarter 2013, an increase of 9% (See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA ). Diluted earnings per share was $0.65 in fourth quarter 2013 compared to $0.61 in fourth quarter 2012. The fourth quarters of 2013 and 2012 were negatively impacted by after-tax acquisition-related charges, consisting of intangibles amortization and integration costs, of $(0.01) and $(0.02) per share, respectively.
For full year 2013, total revenue was $1,784.2 million, an increase of 10% over 2012, and 11% excluding the foreign exchange impact. Net income was $182.8 million in 2013, an increase of 10% over 2012. The effective tax rate was 31.4% in 2013 compared to 29.6% in 2012. Normalized EBITDA was $345.4 million in 2013, an increase of 10% over 2012. Diluted earnings per share was $1.93 in 2013 compared to $1.73 in 2012, an increase of 12%, which includes the negative impact of acquisition-related charges of $(0.04) per share in 2013 and $(0.05) per share in 2012.
Gene Hall, Gartner’s chief executive officer, commented, “Our contract value reached an all-time high as we achieved record levels of new business and continued strong client and wallet retention.  We again delivered double-digit growth in revenue, EPS and cash flow for the full year 2013. As we look ahead to 2014, we expect an acceleration in contract value growth and another year of double-digit growth in our key financial metrics.”
Business Segment Highlights
Research
Revenue for fourth quarter 2013 was $332.9 million, up 11% compared to fourth quarter 2012 and 12% excluding foreign exchange impact. The quarterly gross contribution margin was 69% in 2013 and 68% in 2012. Contract value at December 31, 2013 increased 12% on a foreign exchange neutral basis compared to year end 2012, and 13% as reported. Client and wallet retention rates for fourth quarter 2013 were 82% and 98%, respectively, compared to 83% and 99% in the fourth quarter of 2012.
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Consulting
Revenue for fourth quarter 2013 was $85.5 million, an increase of 4% compared to fourth quarter 2012 and 5% when adjusted for the impact of foreign exchange. The gross contribution margin was 36% for both quarters. Fourth quarter 2013 utilization was 65% compared to 67% in the fourth quarter of 2012. As of December 31, 2013, billable headcount was 509 and backlog was $106.1 million.
Events
Revenue for fourth quarter 2013 was $102.2 million, an increase of 10% compared to fourth quarter 2012. The impact of foreign exchange was not significant. Gross contribution margin was 53% in fourth quarter 2013 compared to 51% in the prior year quarter. The Company held 11 events with 20,786 attendees in the fourth quarter 2013, compared to 14 events and 22,548 attendees in fourth quarter 2012.
Cash Flow and Balance Sheet Highlights
The Company generated $316 million of operating cash flow in full year 2013, an increase of 13% compared to 2012. Additions to property, equipment and leasehold improvements (“Capital Expenditures”) totaled $36 million in 2013, which included $8 million of Stamford headquarters renovation expenditures. Free Cash Flow for the full year 2013 was $280 million, an increase of 18% over 2012 (See “Non-GAAP Financial Measures” below for a discussion of Free Cash Flow). At December 31, 2013, the Company had $424 million of cash and $541 million of borrowing capacity on its revolving credit facility. During 2013, the Company deployed its free cash flow primarily to repurchase 3.4 million of its shares.
Share Repurchase Authorization

On February 4, 2014, the Company’s Board of Directors authorized $800 million to repurchase the Company's common stock. This authorization will succeed the Company’s prior $500 million share repurchase plan, which has been substantially utilized.

Financial Outlook for 2014
The Company also provided its preliminary financial outlook for 2014:
Projected Revenue

($ in millions)	2014 Projected		% Change
Research	$1,415	$1,435	11%	13%
Consulting	315	330	0	5
Events	210	220	6	11
Total Revenue	$1,940	$1,985	9%	11%
Projected Earnings and Cash Flow

($ in millions, except per share data)	2014 Projected		% Change
Diluted Earnings Per Share	$2.12	$2.30	10%	19%
Normalized EBITDA (1)	375	400	9	16
Operating Cash Flow	336	358	6	13
Capital Expenditures	(36)	(38)	(1)	4
Free Cash Flow (1)	$300	$320	7%	14%

(1)	See “Non-GAAP Financial Measures” below for a discussion of Normalized EBITDA and Free Cash Flow.

Gartner, Inc.	page 2

Conference Call Information
Gartner has scheduled a conference call at 8:30 a.m. eastern time on Thursday, February 6, 2014 to discuss the Company’s financial results. The conference call will be available via the Internet by accessing the Company’s website at http://investor.gartner.com or by dial-in. The U.S. dial-in number is 888-679-8018 and the international dial-in number is 617-213-4845 and the participant passcode is 54009742. The question and answer session of the conference call will be open to investors and analysts only. A replay of the webcast will be available for approximately 90 days following the call.
Annual Meeting of Stockholders
Gartner will hold its 2014 Annual Meeting of Stockholders at 10:00 a.m. eastern time on Thursday, May 29, 2014 at the Company’s offices in Stamford, Connecticut.
About Gartner
Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. We deliver the technology-related insight necessary for our clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, we are the valuable partner to clients in over 14,000 distinct organizations. Through the resources of Gartner Research, Gartner Consulting and Gartner Events, we work with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, U.S.A., and as of December 31, 2013 had 5,997 associates, including 1,475 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.
Non-GAAP Financial Measures
Normalized EBITDA: Represents operating income excluding depreciation, accretion on obligations related to excess facilities, amortization, stock-based compensation expense, and acquisition-related adjustments. We believe Normalized EBITDA is an important measure of our recurring operations as it excludes items that may not be indicative of our core operating results. Investors are cautioned that Normalized EBITDA is not a financial measure defined under generally accepted accounting principles and as a result is considered a non-GAAP financial measure. We provide this measure to enhance the user’s overall understanding of the Company’s current financial performance and the Company’s prospects for the future. Normalized EBITDA should not be construed as an alternative to any other measure of performance determined in accordance with generally accepted accounting principles.
Free Cash Flow: Represents cash provided by operating activities plus cash acquisition and integration payments less additions to property, equipment and leasehold improvements (“Capital Expenditures”). We believe that Free Cash Flow is an important measure of the recurring cash generated by the Company’s core operations that is available to be used to repurchase stock, repay debt obligations and invest in future growth through new business development activities or acquisitions.

Gartner, Inc.	page 3

Safe Harbor Statement
Statements contained in this press release regarding the Company’s growth and prospects, projected 2014 financial results and all other statements in this release other than recitation of historical facts are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different. Such factors include, but are not limited to, the following: our ability to maintain and expand our products and services; our ability to expand or retain our customer base; our ability to grow or sustain revenue from individual customers; our ability to attract and retain a professional staff of research analysts and consultants as well as experienced sales personnel upon whom we are dependent; our ability to achieve and effectively manage growth, including our ability to integrate acquisitions and consummate future acquisitions; our ability to pay our debt; our ability to achieve continued customer renewals and achieve new contract value, backlog and deferred revenue growth in light of competitive pressures; our ability to carry out our strategic initiatives and manage associated costs; our ability to successfully compete with existing competitors and potential new competitors; our ability to enforce or protect our intellectual property rights; manage risks associated with international operations, including foreign currency fluctuations; the impact of restructuring and other charges on our businesses and operations; general economic conditions; risks associated with the creditworthiness and budget cuts of governments and agencies; and other factors described under “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2012 which can be found on Gartner’s website at www.investor.gartner.com and the SEC’s website at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and Gartner disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.
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Gartner, Inc.	page 4

GARTNER, INC.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012		2013	2012
Revenues:
Research	$332,929	$300,177	11%	$1,271,011	$1,137,147	12%
Consulting	85,547	81,923	4%	314,257	304,893	3%
Events	102,231	92,649	10%	198,945	173,768	14%
Total revenues	520,707	474,749	10%	1,784,213	1,615,808	10%
Costs and expenses:
Cost of services and product development	210,108	200,214	5%	713,484	659,067	8%
Selling, general and administrative	212,805	186,216	14%	760,458	678,843	12%
Depreciation	7,621	6,991	9%	28,996	25,369	14%
Amortization of intangibles	1,357	1,373	(1)%	5,446	4,402	24%
Acquisition and integration charges	59	294	(80)%	337	2,420	(86)%
Total costs and expenses	431,950	395,088	9%	1,508,721	1,370,101	10%
Operating income	88,757	79,661	11%	275,492	245,707	12%
Interest expense, net	(2,133)	(2,302)	(7)%	(8,837)	(8,859)	—%
Other income (expense), net	(152)	550	>-100%	(216)	(1,252)	(83)%
Income before income taxes	86,472	77,909	11%	266,439	235,596	13%
Provision for income taxes	25,054	19,086	31%	83,638	69,693	20%
Net income	$61,418	$58,823	4%	$182,801	$165,903	10%

Income per common share:
Basic	$0.67	$0.63	6%	$1.97	$1.78	11%
Diluted	$0.65	$0.61	7%	$1.93	$1.73	12%
Weighted average shares outstanding:
Basic	92,205	93,488	(1)%	93,015	93,444	—%
Diluted	93,946	95,716	(2)%	94,830	95,842	(1)%

BUSINESS SEGMENT DATA
(Unaudited; in thousands)

	Revenue	Direct Expense	Gross Contribution	Contribution Margin
Three Months Ended 12/31/13
Research	$332,929	$102,500	$230,429	69%
Consulting	85,547	54,818	30,729	36%
Events	102,231	48,333	53,898	53%
TOTAL	$520,707	$205,651	$315,056	61%
Three Months Ended 12/31/12
Research	$300,177	$97,381	$202,796	68%
Consulting	81,923	52,556	29,367	36%
Events	92,649	45,397	47,252	51%
TOTAL	$474,749	$195,334	$279,415	59%
Twelve Months Ended 12/31/13
Research	$1,271,011	$391,627	$879,384	69%
Consulting	314,257	206,692	107,565	34%
Events	198,945	107,729	91,216	46%
TOTAL	$1,784,213	$706,048	$1,078,165	60%
Twelve Months Ended 12/31/12
Research	$1,137,147	$362,805	$774,342	68%
Consulting	304,893	195,640	109,253	36%
Events	173,768	93,649	80,119	46%
TOTAL	$1,615,808	$652,094	$963,714	60%

SELECTED STATISTICAL DATA
(unaudited)

	December 31, 2013		December 31, 2012
Research contract value	$1,423,179	(a)	$1,262,865	(a)
Research client retention	82%		83%
Research wallet retention	98%		99%
Research client organizations	14,099		13,305
Consulting backlog	$106,130	(a)	$102,718	(a)
Consulting—quarterly utilization	65%		67%
Consulting billable headcount	509		503
Consulting—average annualized revenue per billable headcount	$430	(a)	$445	(a)
Events—number of events for the quarter	11		14
Events—attendees for the quarter	20,786		22,548

(a) Dollars in thousands.

SUPPLEMENTAL INFORMATION
Reconciliation - Operating income to Normalized EBITDA (a):
(Unaudited; in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net income	$61,418	$58,823	$182,801	$165,903
Interest expense, net	2,133	2,302	8,837	8,859
Other expense (income), net	152	(550)	216	1,252
Tax provision	25,054	19,086	83,638	69,693
Operating income	$88,757	$79,661	$275,492	$245,707
Normalizing adjustments:
Stock-based compensation expense (b)	7,687	8,357	34,735	36,378
Depreciation, accretion, and amortization (c)	9,015	8,413	34,601	29,982
Acquisition and integration adjustments (d)	59	584	596	3,167
Normalized EBITDA	$105,518	$97,015	$345,424	$315,234

(a)	Normalized EBITDA is based on GAAP operating income adjusted for certain normalizing adjustments.

(b)	Consists of charges for stock-based compensation awards.

(c)	Includes depreciation expense, accretion on excess facilities accruals, and amortization of intangibles.

(d)
Consists of charges and adjustments related to the 2012 acquisition of Ideas International. The charges consist of directly-related expenses for legal, consulting, and severance. Also included are non-cash fair value adjustments on pre-acquisition deferred revenues, which were being amortized ratably over the remaining life of the underlying contracts.

Selected Balance Sheet data (Unaudited; in thousands)

	December 31,
	2013	2012
Cash and cash equivalents	$423,990	$299,852
Fees receivable, net	490,923	463,968
Total assets	1,783,582	1,621,277
Deferred revenues	766,114	692,237
Total current and long-term debt	205,000	205,000
Total liabilities	1,422,266	1,314,604
Total stockholders’ equity	$361,316	$306,673

Selected Cash Flow Data (Unaudited; in thousands)

	Twelve Months Ended December 31,
	2013		2012
Cash provided by operating activities	$315,654		$279,813
Cash paid for capital expenditures	36,498	(a)	44,337	(a)
Cash paid for treasury stock	181,736		111,304
Cash paid for acquisitions, net	—		10,336
Cash receipts (payments) on debt, net	$—		$5,000
(a) Includes expenditures related to the renovation of our Stamford headquarters facility.

SUPPLEMENTAL INFORMATION (unaudited) continued
Reconciliation - Cash Provided by Operating Activities to Free Cash Flow (a):
(in thousands)

	Twelve Months Ended December 31,
	2013	2012
Cash provided by operating activities	$315,654	$279,813
Adjustments:
Cash acquisition and integration payments	1,099	1,437
Cash paid for capital expenditures	(36,498)	(44,337)
Free Cash Flow	$280,255	$236,913

(a)	Free cash flow is based on cash provided by operating activities determined in accordance with
GAAP plus cash acquisition and integration payments less additions to capital expenditures.